Exhibit 99.1

(BW)(AZ-VISTACARE)(VSTA) VistaCare Reports Record Revenues and Earnings

     Business Editors

     SCOTTSDALE, Ariz.—(BUSINESS WIRE)—Feb. 26, 2004—VistaCare Inc. (Nasdaq: VSTA)

•	Quarterly Net Patient Revenue up 37% from Q4 2002

•	Net Income Up 38%; Effective Tax Rate Increases to 22%

•	2004 Growth Outlook Reiterated

•	Agreement Signed with NBC to be Exclusive End-of-Life Care Sponsor on GE Healthcare’s The Patient Channel

     VistaCare Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today announced record results for the quarter ended Dec. 31, 2003. Net patient revenue for the quarter was $53.6 million, up 37% from $39.2 million in the fourth quarter of 2002. Net income was $4.7 million, up 38% from $3.4 million before accrued preferred stock dividends in the fourth quarter of 2002. VistaCare’s effective tax rate during the quarter was 22%, compared with a 4% effective tax rate for the fourth quarter of 2002. Net income per diluted share for the quarter was $0.27, compared with $0.27 per diluted share for the fourth quarter of 2002. VistaCare’s diluted share count at Dec. 31, 2003, was 17.2 million, compared with a diluted share count of 12.5 million at Dec. 31, 2002.

     Cash flow from operations was $3.6 million for the fourth quarter of 2003, compared with $2.1 million for the fourth quarter of 2002. Adjusted EBITDA, consisting of net income before accrued preferred stock dividends, excluding net interest, taxes, depreciation, amortization and stock-based compensation charges was $6.9 million for the fourth quarter, compared with $4.2 million for the same period last year.

     For the full year ended Dec. 31, 2003, net patient revenue was $191.7 million, up 44% from $132.9 million for 2002. Net income for 2003 was $15.2 million, compared with $7.6 million before accrued preferred stock dividends in 2002. Net income per diluted share for 2003 was $0.89, versus $0.52 per diluted share in 2002, while cash flow from operations was $12.1 million, as compared to $6.1 million for 2002. Adjusted EBIDTA for 2003 was $22.5 million, versus $10.5 million for 2002.

     VistaCare’s average daily census for the fourth quarter of 2003 was 5,195, compared with 4,916 for the third quarter of 2003 and 3,862 for the fourth quarter of 2002. VistaCare’s admissions for the quarter ended Dec. 31, 2003 were 4,031 and its average length of stay per patient was 104 days, up 13 days from the Sept. 30, 2003 level.

     “2003 was a very successful year,” said Richard Slager, chairman, president and chief executive officer of VistaCare. “During our first full year as a public company, we remained dedicated to achieving our mission of providing high-quality care to our patients, and being an employer of choice for our workers. Our tremendous progress in these areas and our continued reinvestment in our business allowed us to generate consistent growth throughout the year and increase shareholder value.

     “We have seen continued productive results from both our corporate and local site marketing initiatives. During 2003, our community marketing efforts lead to an increased diversity of patients and referral sources,” continued Slager. “As a result of these efforts, our average length of stay increased significantly to 104 days in the fourth quarter. Looking forward to 2004, as part of our continued reinvestment in our business, we plan to focus our marketing efforts on increasing referrals from hospitals, which, on average, refer patients with a shorter term of stay. As part of this effort, we recently signed an agreement with NBC to be the exclusive end-of-life care sponsor on GE Healthcare’s The Patient Channel. Through this partnership, VistaCare will sponsor end-of-life care programming that will be broadcast to more than 14 million hospital-based patients and their families per year. The Patient Channel’s national satellite network reaches more than 1,100 U.S. hospitals. In addition, we plan to increase our in-patient care units from two to four. We believe new in-patient units will further expand the awareness of VistaCare’s quality of care and continue to diversify our referral sources,” said Slager.

     According to Mark Liebner, chief financial officer, “Organic patient census growth was up 35%, compared with the same period last year. In addition, our adjusted EBITDA margin as a percentage of net patient revenue was 12.9% for the fourth quarter and 11.7% for the full year 2003, an improvement of 380 basis points compared with our margin for the full year 2002. We were able to achieve record top and bottom line results, as well as margin improvements, while increasing our net patient revenue adjustment for potential Medicare cap exposure by a total of $3.1 million in the fourth quarter.

     “Looking ahead to 2004,” continued Liebner, “as we stated in early January, we continue to believe growth in net patient revenue for the entire year will be at least 30% over 2003 levels, based on our estimate of organic patient census growth of at least 25% and assuming that Medicare and Medicaid hospice reimbursement rates increase and reimbursement practices continue in accordance with recent historical trends. Based on the 38% tax rate currently used in analyst models, and a diluted share count of 17.5 million shares, our expectation is that earnings per diluted share for 2004 will be between $0.98 and $1.02.”

     “We’re proud of our achievements during our first full year as a public company, but realize that we have many additional opportunities for growth and improvement. Throughout 2004, we look forward to reaching new milestones while providing the highest quality hospice care and benefits to our patients,” concluded Slager.

     Conference Call

     VistaCare will host a conference call and webcast on Friday, Feb. 27, 2004, at 11 a.m. Eastern time to discuss VistaCare’s fourth quarter results and recent corporate developments. The dial-in number for the conference call is 800-218-0713 for domestic participants and 303-262-2130 for international participants.

     A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through 9 p.m. Eastern time on Friday, March 5, 2004, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 567792#. To access the live webcast of the call, go to VistaCare’s Web site at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s Web site.

     About VistaCare

     VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.

     This press release contains information about VistaCare’s adjusted EBITDA, which is not a measure derived in accordance with generally accepted accounting principles (GAAP), and which excludes components that are important to understanding VistaCare’s financial performance. VistaCare provides adjusted EBITDA to help investors and others evaluate its cash flows from operations, compare its operating performance with that of similar companies that have different capital structures and evaluate its ability to meet its future debt service, capital expenditures and working capital requirements. VistaCare’s adjusted EBITDA should not be considered in isolation or as a substitute for comparable measures calculated and presented in accordance with GAAP. A reconciliation of VistaCare’s net income and cash flows from operating, financing and investing activities to its adjusted EBITDA is presented in the tables following the text of this press release.

     Forward-Looking Statements:

     Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-Q or 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

VISTACARE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share information)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$47,193	$39,104
Patient accounts receivable, net	24,266	19,075
Patient accounts receivable room & board, net	10,041	7,613
Prepaid expenses and other current assets	3,679	1,312

Total current assets	85,179	67,104
Equipment, net	4,537	2,612
Goodwill, net of amortization of $2,408 at December 31, 2003 and 2002	20,564	20,564
Other assets	11,941	4,663

Total assets	$122,221	$94,943

	December 31,	December 31,
	2003	2002
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$338	$2,288
Accrued expenses	30,321	22,982
Current portion of long-term debt	—	250
Current portion of capital lease obligations	88	82

Total current liabilities	30,747	25,602
Deferred tax liabilty-noncurrent	3,398	—
Capital lease obligations, less current portion	—	94
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 15,935,352 and 15,420,899 shares issued and outstanding at December 31, 2003 and 2002, respectively.	159	154
Class B Common Stock, $0.01 par value; authorized 400,000 shares; no shares issued or outstanding at December 31, 2003 and 58,096 shares issued and outstanding at December 31, 2002.	—	1
Additional paid-in capital	103,253	101,161
Deferred compensation	(1,024)	(2,552)
Accumulated deficit	(14,312)	(29,517)

Total stockholders’ equity	88,076	69,247

Total liabilities and stockholders’ equity	$122,221	$94,943

VISTACARE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net patient revenue	$53,563	$39,194	$191,656	$132,947
Operating expenses:
Patient care expenses	32,273	22,901	114,631	79,752
General and administrative expenses, exclusive of stock based compensation charges reported below	14,374	12,084	54,456	42,535
Depreciation and amortization	853	396	1,963	1,349
Stock based compensation	89	118	1,328	427

Total operating expenses	47,589	35,499	172,378	124,063
Operating income (loss)	5,974	3,695	19,278	8,884

Non-operating income (expense)
Interest income	95	46	391	25
Interest expense	(10)	(151)	(126)	(935)
Other expense	(14)	(52)	(82)	(137)

Total non-operating income (expense)	71	(157)	183	(1,047)
Net income (loss) before income taxes	6,045	3,538	19,461	7,837
Income taxes expense	1,313	131	4,256	281

Net income (loss)	4,732	3,407	15,205	7,556
Accrued preferred stock dividends	—	901	—	4,052

Net income (loss) to common shareholder	$4,732	$2,506	$15,205	$3,504

Net income (loss) per common share
Basic net income (loss) per common share	$0.30	$0.36	$0.97	$0.63

Diluted net income (loss) per common share	$0.27	$0.27	$0.89	$0.52

Weighted average shares outstanding:
Basic	15,869	6,913	15,696	5,580

Diluted	17,189	12,538	17,044	6,766

VISTACARE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Dec-03	Dec-02
Operating activities
Net (loss) income	$15,205	$7,556
Adjustments to reconcile net (loss) income to net cash (used in provided by operating activities:
Depreciation and amortization	1,963	1,349
Amortization of deferred compensation related to stock options	1,328	427
Warrant amortization	—	303
Loss on disposal of assets	23	—
Changes in operating assets and liabilities:
Patient accounts receivable	(7,620)	(10,130)
Prepaid expenses and other	(8,110)	(1,178)
Accounts payable and accrued expenses	9,289	7,815

Net cash provided by operating activities	12,078	6,142
Investing activities
Site acquisition	—	(2,512)
Purchases of equipment	(3,004)	(1,469)
Increase in other assets	(2,647)	(2,027)

Net cash used in investing activities	(5,651)	(6,008)
Financing activities
Net (payments) proceeds on long-term debt	—	(10,516)
Secondary costs	(511)	—
Net proceeds from initial public offering	—	48,145
Conversion of warrants	—	5
Redemption of Series A-2 preferred stock	—	(292)
Issuance of common stock from options	2,173	245

Net cash provided by financing activities	1,662	37,587

Net increase (decrease) in cash and cash equivalents	8,089	37,721
Cash and cash equivalents, beginning of period	39,104	1,383

Cash and cash equivalents, end of period	$47,193	$39,104

VISTACARE INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net income (before accrued stock dividends)	$4,732	$3,407	$15,205	$7,556
Plus:
Net interest	(85)	105	(265)	910
Taxes	1,313	131	4,256	281
Depreciation and amortization	853	396	1,963	1,349
Stock-based compensation charges	89	118	1,328	427

Adjusted EBITDA	$6,902	$4,157	$22,487	$10,523

CONTACT: VistaCare Inc., Scottsdale
 Mark Liebner, 480-648-8778
 ir@vistacare.com
   or
 EVC Group
 Douglas Sherk/Jennifer Cohn, 415-896-6820 (Investor)
 dsherk@evcgroup.com
 Sheryl Seapy, 415-272-3323 (Media)
  sseapy@evcgroup.com